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                                                                   EXHIBIT 10.2


                                              EMPLOYMENT AGREEMENT dated January
                                              1, 1997 by and between JAKKS
                                              PACIFIC, INC., a Delaware
                                              corporation (the "Company"), and
                                              JACK FRIEDMAN (the "Employee").



         The parties hereto desire to provide for the Employee's continued employment by the Company in accordance with the terms and provisions set forth below:

         NOW, THEREFORE, the parties agree as follows:


         A.       EMPLOYMENT; TERM.

                  The Company will continue to employ the Employee, and the Employee will continue to work for the Company, as its President and Chief Executive Officer, for a term commencing on the date hereof and terminating on December 31, 2001 unless sooner terminated in accordance with Section 9 hereof. Such period, together with the period of any extension or renewal of such employment, is referred to herein as the "Employment Period."


         B.       DUTIES.

                  During the Employment Period, the Employee shall serve as the President and Chief Executive Officer of the Company and of its subsidiaries and affiliated companies, and perform such further duties as shall, from time to time, be reasonably assigned to the Employee by the Board of Directors of the Company consistent with his position and abilities.


         C.       DEVOTION OF TIME.

                  During the Employment Period, the Employee shall: (i) expend substantially all of his working time for the Company; (ii) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities known by Employee to be detrimental to the best interests of the Company.


         D.       COMPENSATION.






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                  In consideration for the services to be performed by the
Employee during the Employment Period hereunder, the Company shall compensate the Employee at an annual base salary from the date hereof at the annual rate of $296,000.00 per annum until December 31, 1997, and thereafter at the annual rate of $321,000.00 per annum until December 31, 1998, and thereafter at the annual rate of $346,000.00 per annum until December 31, 1999, and thereafter at the annual rate of $371,000.00 per annum until December 31, 2000, and thereafter at the annual rate of $396,000.00 per annum until December 31, 2001, payable in accordance with the Company's customary payroll practices. The Employee shall also be entitled to receive an annual bonus in respect of each fiscal year of the Company equal to four (4%) per cent of the Company's earnings before taxes for each such year, as determined by the Company's firm of independent certified public accountants in accordance with generally accepted accounting principles consistently applied. In the event this Agreement terminates prior to the end of a fiscal year, the bonus for such year shall be calculated based upon the Company's earnings before taxes during the period up to the end of the month in which the Agreement terminates annualized for such year.

         F.       USE OF AUTOMOBILE; REIMBURSEMENT OF EXPENSES;
                  ADDITIONAL BENEFITS.

                  5.1 Employee shall receive an automobile allowance for the use of any automobile owned or leased by him in accordance with the Company's then prevalent practices for executive employees.

                  5.2 The Company shall pay directly, or reimburse the Employee for, all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement. For such purposes, the Employee shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

                  5.3 Employee shall be entitled to paid vacations during the Employment Period in accordance with the Company's then prevalent practices for executive employees; provided, however, that Employee shall be entitled to such paid vacations for not less than four (4) weeks per annum.

                  5.4 Employee shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees.


         F.       EMPLOYEE KNOWLEDGE.



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                  6.1 Employee hereby agrees to communicate and make known to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which relate to the business of the Company; whether acquired by him before or during the Employment Period; provided, however, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such communications existing prior to the commencement of employment hereunder; and provided, further, that pursuant to Section 2871 of the California Labor Code, any such disclosures shall be held in confidence by the Company.

                  6.2 Employee hereby agrees to keep all such records in connection with the Employee's employment as the Company may from time to time reasonably direct, and all such records shall be the sole and exclusive property of the Company.

                  6.3 It is expressly agreed between the Employee and the Company that any invention the Employee developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information belong to the Employee except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Company's business or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.


         G.       RESTRICTIVE COVENANT.

                  7.1 The services of the Employee are unique, extraordinary and essential to the business of the Company, particularly in view of the Employee's access to the Company's confidential information. Accordingly, the Employee agrees that if his employment hereunder shall at any time be terminated by the Employee prior to December 31, 1997 voluntarily or by the Company for cause (as defined in Section 8.3), the Employee will not at any time within twelve months of such termination, without the prior written approval of the Board of Directors of the Company, directly or indirectly, engage in any business activity competitive with the business of the Company. Furthermore, the Employee agrees that, during such twelve month period, he shall not solicit, directly or indirectly, or affect to the Company's detriment any relationship of the Company with any customer, supplier or employee of the Company or cause any customer or supplier to refrain from entrusting additional business to the Company. If the employment of Employee hereunder is terminated by the Company prior to December 31, 1997 other than for cause, the restraints on the Employee set forth in the preceding two sentences shall be inapplicable. In the event that any of the provisions of this Section 7.1 shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any



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such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

                  7.2 As used in this Section 7, the term "Company" shall mean and include any and all corporations affiliated with the Company, which either now exist or which may hereafter be organized.


                  EARLIER TERMINATION.

                  8.1 Employee's employment hereunder shall automatically be terminated upon the death of the Employee or Employee's voluntarily leaving the employ of the Company and, in addition, may be terminated, at the sole discretion of the Company, as follows:

                           (a)      upon thirty (30) days' prior written notice
by the Company, in the event of the Employee's disability as set forth in
Section 8.2 below; or

                           (b)      upon thirty (30) days' prior written notice
by the Company, in the event that the Company terminates the Employee's employment hereunder for cause as set forth in Section 8.3 below.

                  8.2 Employee shall be deemed disabled hereunder, if in the opinion of the Board of Directors of the Company, as confirmed by competent medical advice, he shall become physically or mentally unable to perform his duties for the Company hereunder and such incapacity shall have continued for any period of six (6) consecutive months.

                  8.3 For purposes hereof, "cause" shall include, but not be limited to, the following: (a) Employee's willful malfeasance or gross negligence; or (b) the material breach of any covenant made by Employee hereunder, and the Employee's failure to cure such conduct or event constituting "cause" within 30 days after written notice thereof.

                  8.4 In the event that this Agreement shall be terminated due to the Employee's death or disability, then the Company shall pay to the Employee or his personal representatives, as the case may be, severance pay in a lump sum amount equal to base annual salary for a period of twelve months as set forth in Section 4 hereof. If, however, this Agreement shall be terminated for any other reason whatsoever, then the Company shall not be obligated to made any severance payments whatsoever to the Employee hereunder, except for the compensation set forth in Section 4 hereof which shall have accrued but be unpaid at the effective time of termination.





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         I.       INJUNCTIVE RELIEF

                  Employee hereby acknowledges and agrees that, in the event he shall violate any provisions of Sections 6, 7, and 8 hereof, the Company will be without an adequate remedy at law and accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity.


         J.       NO REQUIREMENT OF RELOCATION.

                  The Company expressly agrees that the Employee, as a condition of his employment, need not relocate his residence from the community in which he presently resides. Any demand or requirement by the Company that the Employee principally perform his duties at a location or office that requires more than an additional hour of one-way commutation time than the Employee currently experiences shall, in the absence of the Employee's consent (which may be withheld for any reason), constitute a termination without cause by the Company of the Employee's employment hereunder.

         K.       SERVICE AS DIRECTOR.

                  During the Employment Period, the Employee shall, if elected or appointed, serve as a Director of the Company and/or any subsidiary of the Company upon such terms as shall be mutually agreed upon by the Employee and the Company.

         L.       ASSIGNMENT.

                  This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise set forth herein. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all of the outstanding shares of the Company's capital stock, or all or substantially all of the assets of the Company.


         M.       RIGHT TO PAYMENTS.

                  Employee shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent permitted by law, the Employee shall not have any power of anticipation, alienation




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or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee.


         N.       NOTICES.

                  Any notice required or permitted to be given pursuant to this Agreement shall be deemed given three (3) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to Employee, at 6331 Ramirez Mesa, Malibu, CA 90265; and (ii) if to the Company, at 24955 Pacific Coast Highway, Suite B202, Malibu, CA 90265, or at such other address as any such party shall designate by written notice to the other party.


         O.       WAIVER.

                  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.


         P.       ENTIRE AGREEMENT.

                  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement; provided, however, that it is the intention of the parties that this Agreement shall be interpreted and applied in conjunction with the terms of any option, warrant or other right now in existence or hereinafter granted to the Employee to acquire shares of capital stock of the Company. In the event of any conflict, however, the terms of this Agreement shall govern and prevail. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

         17.      DIRECTORS' APPROVAL.

                  This Agreement, even if executed on behalf of the Company, is subject to approval and ratification of the terms hereof by the Company's Board of Directors.



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.



                                             JAKKS PACIFIC, INC.



                                             By: /s/ STEPHEN G. BERMAN
                                                ------------------------
                                                Stephen G. Berman, Chief
                                                Operating Officer


                                                Jack Friedman, Employee









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